Exhibit 5.4

CONSENT OF L. PUTLAND

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 (the “Registration Statement”), being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission, in connection with (1) the technical report entitled “Technical Report on the Mupane Gold Project” dated January 18, 2006 (the “Mupane Report”) and (2) the annual information form of the Corporation dated March 28, 2011 which includes reference to my name in connection with information relating to the Mupane Report and the properties described therein.

June 30, 2011

/s/ Linton J. Putland
Name: Linton J. Putland
Title: Principal
Company: LJ Putland & Associates